Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-266989

Relating to the Preliminary Prospectus Supplement dated March 4, 2024

$3.0 billion

Keurig Dr Pepper Inc.

$350.0 million Floating Rate Senior Notes due 2027

$750.0 million 5.100% Senior Notes due 2027

$750.0 million 5.050% Senior Notes due 2029

$500.0 million 5.200% Senior Notes due 2031

$650.0 million 5.300% Senior Notes due 2034

Final Term Sheet

March 4, 2024

Terms Applicable to the Notes

Issuer:	Keurig Dr Pepper Inc.

Securities:

Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”)

Senior Notes due 2027 (the “2027 Notes”)

Senior Notes due 2029 (the “2029 Notes”)

Senior Notes due 2031 (the “2031 Notes”)

Senior Notes due 2034 (the “2034 Notes”)

Guarantors:	The Notes will be fully and unconditionally guaranteed by certain of the Issuer’s domestic subsidiaries and all of the Issuer’s existing and future subsidiaries that guarantee any of its other indebtedness

Ranking of the Notes:	Senior unsecured

Trade Date:	March 4, 2024

Settlement Date:	March 7, 2024 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-266989)

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC

Passive Bookrunners:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Intesa Sanpaolo IMI Securities Corp.

Morgan Stanley & Co. LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Huntington Securities, Inc. PNC Capital Markets LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Drexel Hamilton, LLC Independence Point Securities LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

Terms Applicable to

Floating Rate Senior Notes due 2027

Size:	$350.0 million

Maturity Date:	March 15, 2027

Issue Price:	100.000%

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024)

Spread to Compounded SOFR:	+88 bps

Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing on June 15, 2024

Interest Reset Dates:	Each Floating Rate Interest Payment Date (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024)

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on June 15, 2024 plus 88 bps

Interest Determination Date:	The second U.S. Governmental Securities Business Day (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024) preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024) for such Interest Period (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024); provided that the first Observation Period (as defined under “Description of the Notes—General— Floating Rate Notes” in the preliminary prospectus supplement dated March 4, 2024) shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual/360

Optional Redemption:	N/A

Denominations/Multiple:	$2,000 x $1,000

Calculation Agent:	U.S. Bank Trust Company, National Association

CUSIP/ISIN:	49271V AS9 / US 49271VAS97

Terms Applicable to

5.100% Senior Notes due 2027

5.050% Senior Notes due 2029

5.200% Senior Notes due 2031

5.300% Senior Notes due 2034

Security:	5.100% Senior Notes due 2027	5.050% Senior Notes due 2029	5.200% Senior Notes due 2031	5.300% Senior Notes due 2034

Size:	$750.0 million	$750.0 million	$500.0 million	$650.0 million

Maturity Date:	March 15, 2027	March 15, 2029	March 15, 2031	March 15, 2034

Issue Price:	99.874%	99.723%	99.801%	99.806%

Benchmark Treasury:	UST 4.125% due February 15, 2027	UST 4.250% due February 28, 2029	UST 4.250% due February 28, 2031	UST 4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	99-08 1/4; 4.395%	100-05 1/4; 4.213%	100-03; 4.234%	98-06; 4.225%

Spread to Benchmark Treasury:	0.750%	0.900%	1.000%	1.100%

Yield to Maturity:	5.145%	5.113%	5.234%	5.325%

Coupon:	5.100%	5.050%	5.200%	5.300%

Interest Payment Dates:	September 15 and March 15, commencing on September 15, 2024	September 15 and March 15, commencing on September 15, 2024	September 15 and March 15, commencing on September 15, 2024	September 15 and March 15, commencing on September 15, 2024

Day Count Convention:	30/360

Optional Redemption:	T+15 basis points (prior to February 15, 2027)	T+15 basis points (prior to February 15, 2029)	T+15 basis points (prior to January 15, 2031)	T+20 basis points (prior to December 15, 2033)

Par Call:	On or after February 15, 2027	On or after February 15, 2029	On or after January 15, 2031	On or after December 15, 2033

Denominations/Multiple:	$2,000 x $1,000

CUSIP/ISIN:	49271V AW0 / US49271VAW00	49271V AT7 / US49271VAT70	49271V AU4 / US49271VAU44	49271V AV2 / US49271VAV27
*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. It is expected that delivery of the Notes will be made against payment therefor on or about March 7, 2024 (referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Mizuho Securities USA LLC at 1-866-271-7403.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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